BASE SALARIES FOR CERTAIN EXECUTIVE OFFICERS

Executive Officer	Base Salary

Robert L. Long	$750,000
President and Chief Executive Officer

Jean P. Cahuzac	$435,000
Executive Vice President, Chief Operating Officer

Gregory L. Cauthen	$360,000
Senior Vice President and Chief Financial Officer

Eric B. Brown	$315,000
Senior Vice President, General Counsel and Corporate Secretary

Steven L. Newman	$265,000
Senior Vice President, Human Resources, Information Process Solutions and Treasury